Exhibit 10.1

TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is entered into as of May 7, 2020 (the “Execution Date”), by and between Fiserv, Inc., a Wisconsin corporation (the “Company”), and Jeffery W. Yabuki (the “Executive”).
WHEREAS, the Company and the Executive are parties to (i) the Amended and Restated Employment Agreement, effective December 22, 2008, as amended effective February 26, 2009, December 30, 2009 and March 29, 2016 (together, the “Employment Agreement”) and (ii) the Key Executive Employment and Severance Agreement, dated December 22, 2008, as amended March 26, 2016 (the “KEESA”);
WHEREAS, the Executive currently serves as Chairman and Chief Executive Officer of the Company;
WHEREAS, as a result of its succession planning process, the Company’s Board of Directors (the “Board”) has determined it to be in the best interests of the Company to effectuate the transition to a successor Chief Executive Officer to be effective July 1, 2020 and to support a seamless transition through the Executive’s continuing service as Executive Chairman;
WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s transition from the role of Chairman and Chief Executive Officer of the Company to the role of Executive Chairman of the Company, effective July 1, 2020, and the Executive’s subsequent separation from service with the Company on or before December 31, 2020; and
WHEREAS, this Agreement supersedes the Employment Agreement and the KEESA, except to the extent specifically set forth herein.
In consideration of the promises set forth herein, the Company and the Executive agree as follows:
1.Employment.
(a)    Transition. During the period commencing on the Execution Date and ending on June 30, 2020, the Executive shall continue to be the Chairman of the Board and the Chief Executive Officer of the Company (the “CEO Period”). During the Transition Period (as defined below in this Section 1(a)), the Executive shall serve as the Executive Chairman of the Company. The Executive acknowledges and agrees that the transition contemplated hereby does not constitute a “Good Reason” event under the Employment Agreement, or a “Good Reason” event under the KEESA, or any other employee benefit program, plan, or arrangement of the Company, its subsidiaries or affiliates (including with respect to the Outstanding Awards (as defined below in Section 2(a)(iii)). For purposes of this Agreement, the “Transition Period” means the period commencing July 1, 2020 and ending on the earlier to occur of (i) the date of a “Qualifying Separation” (as defined below in this Section 1(a)) or (ii) December 31, 2020. The period that includes the CEO Period and the Transition Period shall be referred to herein as the “Employment Period” and the Executive’s last day of employment with the Company hereunder shall be referred to herein as the “Separation Date.” Effective as of the Separation Date, the Executive shall resign from all Company-related positions, including as an officer and director of the Company and its subsidiaries and affiliates. A “Qualifying Separation” is the Executive’s separation from employment with the Company due to (A) death or Disability (as defined in the Employment Agreement), (B) termination by the Company without Cause (as defined in the Employment Agreement) or (C) the Executive’s resignation with the written consent of the Lead Director of the Board, which consent will not be unreasonably withheld.
(b)    Duties.
(i)    CEO Period. During the CEO Period, the Executive shall continue to perform the duties, functions and responsibilities commensurate with the Executive’s positions as Chairman and Chief Executive Officer. The Executive shall continue to report directly to the Board, and shall continue to direct and manage the affairs of the Company with such duties, functions and responsibilities as contemplated by the Company’s by-laws and as the Board shall continue to designate, provided that such duties, functions and responsibilities are commensurate with the Executive’s positions of Chairman and Chief Executive Officer.
(ii)    Transition Period. During the Transition Period, the Executive shall perform the duties, functions and responsibilities commensurate with the Executive’s position as Executive Chairman. Such duties, functions and responsibilities shall be as contemplated by the Company’s by-laws and shall include providing support to the Chief Executive Officer of the Company. The Executive shall continue to report directly to the Board, and shall continue to have such additional duties, functions and responsibilities as the Board shall designate, provided that such duties, functions and responsibilities are commensurate with the Executive’s position of Executive Chairman.
(iii)    Best Efforts. During the Employment Period, the Executive shall continue to serve the Company faithfully, conscientiously and to the best of the Executive’s ability and shall continue to promote the interests and reputation of the Company (subject to Section 5 below). Unless prevented by sickness or mental or physical impairment that qualifies as a disability under the Company’s short-term or long-term disability plan or during a period of vacation or other approved leave of absence, the Executive shall continue to devote substantially all of the Executive’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that it shall not be a breach of this Agreement for the Executive to manage his own private financial investments or to serve on civic or charitable boards, to continue to serve on the corporate boards on which the Executive serves as of the Execution Date, or to be a member of the board of directors of other companies which do not compete with the Company, so long as such directorships have been expressly disclosed to, and approved by, the Board, and provided, further, that all such activities do not materially interfere with the Executive’s performance of his duties hereunder, cause harm or concern to the Company’s operations, profitability or reputation, or otherwise violate this Agreement.

(iv)    Principal Place of Performance. The Executive shall continue to perform his duties, functions and responsibilities hereunder at the Company’s headquarters in Brookfield, WI, with travel as necessary, required or requested in the performance of his duties, functions and responsibilities.
(c)    Compensation and Other Benefits.
(i)    Base Salary. During the Employment Period, the Executive shall be entitled to continue to receive a base salary at the annual rate of $1,320,000, payable semi-monthly and otherwise in accordance with the regular payroll practices of the Company, subject to the temporary waiver of 100% of the base salary payable to the Executive (other than the portion of the base salary necessary to fund the Executive’s continued participation in the Company’s health and welfare plans) which became effective April 1, 2020 pursuant to the voluntary waiver initiated and executed by the Executive.
(ii)    Annual Bonus. During the Employment Period, the Executive shall not be eligible to participate in the Company’s annual cash incentive plan. For the avoidance of doubt, in no event shall the Executive be entitled to a cash incentive payment hereunder for the calendar year 2020.
(iii)    Equity Award. Provided that the Executive remains employed pursuant to this Agreement until the end of the Transition Period, on or immediately prior to the Separation Date, the Company shall grant the Executive a restricted stock unit award under the Company’s Amended and Restated 2007 Omnibus Incentive Plan, or any successor plan thereto (the “Plan”), with a grant date fair value of $12,701,250, which is 125% of the target grant date fair value of $10,161,000 (“RSU Grant”). On the date in the first quarter of 2021 that the Company grants incentive awards for 2020 to its executive officers, the number of restricted stock units subject to the RSU Grant shall be reduced, if applicable, such that the number of restricted stock units subject to the RSU Grant will have a fair value on such date equal to (A) the target grant date fair value of $10,161,000 multiplied by (B) a fraction, (i) the numerator of which is the sum of (x) the aggregate value of the incentive award (in whatever form) paid or granted in respect of the 2020 performance year plus (y) the base salary paid in 2020, in each case, to the Company’s Chief Executive Officer in office on July 1, 2020 and (ii) the denominator of which is $15,000,000; provided that, the actual fair value of the RSU Grant as of the applicable date in the first quarter of 2021 shall be no less than $4,000,000. The RSU Grant will vest in four substantially equal annual installments on each of the first four anniversaries following the date of grant, shall be evidenced by an award agreement substantially in the form of the award agreement applicable to the restricted stock unit award made to Executive in February 2020, and shall be subject to the further terms of this Agreement.
(iv)    Other Benefits.
(A)    During the Employment Period, the Executive shall continue to be eligible to participate in, and shall have the benefit of, all the Company’s group medical, dental and vision plans and programs, group life and disability insurance plans, the Company’s 401(k)

plan, and other employee benefit plans, programs and arrangements as are or may be generally made available to senior executives of the Company.
(B)    During the Employment Period, the Executive shall be continue to be eligible for such executive perquisites, fringe, and other benefits as are provided to the Executive, in accordance with the Company’s plans and/or programs in effect from time to time.
(C)    Nothing in this Section 1(c)(iv) shall be construed to require the Company to establish, maintain or continue any compensation or benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.
(d)    Expenses. During the Employment Period, subject to and in accordance with the Company’s policies with regard to such matters applicable to the Executive, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy applicable to the Executive in connection with carrying out the business of the Company.
2.    Separation of Employment.
(a)    Separation at the End of the Transition Period. Provided that the Executive remains employed pursuant to this Agreement until the end of the Transition Period, and the Executive signs this Agreement within 21 days following receipt (the “First Signature”) and the Executive (or the Executive’s estate or beneficiaries, as applicable, in the event of the Executive’s death) signs this Agreement again on or within 21 days following the Separation Date (the “Second Signature”)) and does not revoke this Agreement as provided herein (following either the First Signature or the Second Signature), the Executive (or the Executive’s estate or beneficiaries, as applicable, in the event of the Executive’s death) shall be entitled to receive the following:
(i)    A lump-sum cash payment in an amount equal to $7,260,000 (“Separation Payment”), which amount will be paid on the first business day of the seventh month following the Separation Date;
(ii)    The Company will reimburse the Executive on a monthly basis for any expenses incurred by the Executive for payment of COBRA or other health insurance premiums until the earlier to occur of (A) the end of the 24-month period following the Separation Date, or (B) the date the Executive obtains health care coverage through subsequent employment; subject to presentment of receipts in accordance with the Company’s expense reimbursement policy (the “COBRA Reimbursements”);
(iii)    The Executive’s equity awards outstanding under the Plan as of the Separation Date, including the RSU Grant (together, the “Outstanding Awards”) are hereby amended to the extent required such that they will continue to vest on the normal vesting dates indicated in the applicable Award Agreement (as defined below in Section 3(b)) as if the Executive had not ceased employment, subject to any acceleration of vesting in the event of death or disability as may be provided in the Outstanding Award, and subject further to the modifications set forth in Section 3(b) and 3(c) below and Section 11(h) below; provided that each of the Performance Share Unit Agreements dated August 1, 2019 and February 21, 2018 is hereby modified to eliminate pro-rata vesting in Section 5(a) thereof, such that the Outstanding Awards granted thereunder will continue to vest without regard to any pro-rata reduction. Any stock options to the extent such stock options are or become vested and exercisable are hereby modified such that they will remain exercisable until the earlier of (A) the five-year anniversary of the Separation Date, (B) the one-year anniversary of the date of the Executive’s death, or (C) the expiration date set forth in the applicable stock option Award Agreement, subject to earlier termination in accordance with Section 11(h) below. To the extent that the terms of this Agreement conflict with the terms of any Award Agreement governing any Outstanding Awards, the terms of this Agreement shall prevail (unless the operative instrument expressly, with specific reference to this Agreement, states otherwise); and
(iv)    Regardless of whether the Executive (or the Executive’s estate or beneficiaries, as applicable, in the event of the Executive’s death) executes this Agreement again on or within 21 days following the Separation Date, the Executive (or the Executive’s estate or beneficiaries, as applicable, in the event of the Executive’s death) shall be entitled to (A) any base salary earned, accrued and owing but not yet paid (if any), (B) reimbursement for any and all monies advanced by the Executive for the time period ending with the Separation Date for all expenses reimbursable by the Company under this Agreement, and (C) any benefits accrued and due under any applicable benefit plans, programs and arrangements of the Company (including the Plan) in accordance with the terms of such plans, programs and arrangements (the “Accrued Obligations”).
(b)    Other Separations. In the event of the Executive’s separation from employment for any reason other than a Qualifying Separation prior to December 31, 2020, the Executive shall not be eligible to receive the Separation Payment or any other payments and benefits set forth in Section 2(a)(i), (ii) and (iii) above. In the event of such separation from employment, the Executive (or the Executive’s estate or beneficiaries, as applicable, in the event of the Executive’s death), shall receive all Accrued Obligations.
(c)    Return of Company Property. The Executive agrees that on or before the Separation Date, the Executive shall return to the Company all documents, manuals, office equipment, credit cards and other things belonging to the Company and its subsidiaries and affiliates which the Executive has borrowed or which he possesses or controls; provided that the Executive may retain Company-provided computers, laptops and mobile devices (and phone numbers) provided the Executive permits the Company to delete all property and information of the Company and its subsidiaries and affiliates from such Company-provided computers, laptops and mobile devices. To the extent that the Executive has made use of his own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with the Company, the Executive agrees to permit the Company to delete all property and information of the Company and its subsidiaries and affiliates from such personal computing devices.
3.    Restrictive Covenants.
(a)    Acknowledgments; Confidential Information; Competitive Activities; Non-Solicitation. Paragraphs 7.1, 7.2, 7.3, 7.4 and 7.6 of the Employment Agreement are hereby incorporated by reference (such provisions, the “Employment Agreement Obligations”).
(b)    Modification of Restrictive Covenants in Outstanding Awards. The Executive acknowledges and agrees that each award agreement reflecting the terms of an Outstanding Award (each such agreement an “Award Agreement”) imposes certain employment and post-employment restrictions on the Executive, which are hereby incorporated by reference (the “Award Agreement Obligations”). Provided that the Executive remains employed pursuant to this Agreement until the end of the Transition Period, such Award Agreement Obligations shall be modified as follows:
(i)    To the extent any Award Agreement provides that:
(A)    the Executive will not perform duties as or for a “Client or a Prospective Client” shall be modified such that the Executive shall be permitted to perform duties as or for a Client or Prospective Client so long as such Client or Prospective Client is not, and does not become as a result of services provided by the Executive to such Client or Prospective Client, a Competitor during the post-employment restriction period described in Section 3(b)(ii) below;
(B)    a Post-Retirement Violation (as defined therein) includes, in part, the Executive commences “employment of any kind (other than board or public service, work for a not-for-profit or de minimis for-profit employment )” or performs “work for a non-Competitor” (or words of similar meaning), such provision shall be deleted in its entirety and be of no force or effect;
(C)    a Post-Retirement Violation (as defined therein) includes, in part, that the Executive violates “any post-employment covenant applicable to you under any agreement in effect with, or policy of, the Company or any of its subsidiaries, including without limitation those set forth in Section [the applicable section referred to in the Award Agreement],” such post-employment covenants and policies shall be limited to the covenants set forth in the Paragraphs from the Employment Agreement incorporated into this Agreement pursuant to Section 3(a) above and the Award Agreement Obligations (as modified by this Agreement); and
(D)    the Executive shall not participate in the inducement or encourage any employee of the Company, its direct and indirect subsidiaries, affiliated entities, successors, and assigns (“Fiserv”) to leave employment with Fiserv, such provision shall be modified such that during the period from the

Separation Date through December 31, 2021, the Executive also shall not directly or indirectly participate in the hiring of any employee of Fiserv and that after December 31, 2021, the Executive will be deemed to participate in inducing or encouraging an employee of Fiserv to leave employment with Fiserv only if the Executive directly or indirectly initiates contact, or directly or indirectly causes another person to initiate contact, with such employee for the purpose of inducing or encouraging such employee to leave employment with Fiserv.
For the avoidance of doubt, the Award Agreement Obligations that (x) provide the Executive shall not perform duties “as or for a Competitor” and a Post-Retirement Violation includes the Executive commencing or performing “work of any kind for a Competitor, including as an employee, board member, consultant or otherwise” (such provisions, the “Non-Competition Restrictions”) or (y) impose non-inducement or non-interference obligations on the Executive, as modified by this Agreement (such provisions, the “Non-Solicitation Restrictions”), shall, in each case, continue to apply as set forth in the Award Agreement. In addition, in the event an employee of Fiserv responds to a public advertisement or posting or other form of general solicitation, the inducement or hiring of any such employee shall not violate the Non-Solicitation Restrictions.
(ii)    To the extent that any post-employment Non-Competition Restriction or Non-Solicitation Restriction set forth in any Award Agreement shall terminate as of any date prior to the date that any Outstanding Award becomes vested, exercisable or distributable in accordance with the vesting, exercisability and distribution schedules set forth therein (notwithstanding any accelerated vesting or exercisability on account of certain terminations of employment, as described in the applicable Award Agreement), such provision shall be modified such that the restriction period is extended until the last date that all Outstanding Awards are vested and exercisable or distributable. For the avoidance of doubt, if the post-employment restriction period with respect to a Non-Competition Restriction or Non-Solicitation Restriction set forth in an Award Agreement ends on any date following the last date that all Outstanding Awards are vested and exercisable or distributable, such post-employment restriction period shall not be modified.
(c)    Blue Pencil. For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified and agrees that his decision to enter into this Agreement is entirely knowing and voluntary.
(d)    Mutual Non-Disparagement. The Executive agrees that during the Employment Period and at all times following the Separation Date, he shall not make disparaging or defamatory comments regarding the Company, its subsidiaries, its affiliates or their directors, officers or other employees in any respect or make any comments concerning the execution of this Agreement, the transitions contemplated by this Agreement or the circumstances that led to such execution and transitions (collectively, the “Transition Matters”), except for any such comments that are consistent with the Company’s public disclosures regarding the Transition Matters. The Executive’s obligations under this Section 3(d) shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency, or as permitted in accordance with Section 5 below. With respect to the Employment Period and at all times following the Separation Date, the Company shall not make, and the Company shall instruct its individual directors and executive officers not to make, disparaging or defamatory comments regarding the Executive in any respect or make any comments concerning Transition Matters, unless such comments are consistent with the Company’s public disclosures regarding the Transition Matters. The Company’s obligations shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.
4.    General Release. In consideration of the payments and benefits forth in Sections 1 and 2 of this Agreement, to the fullest extent permitted by law, the Executive (on behalf of himself, his heirs, executors, administrators, successors, and assigns), intending to be legally bound, hereby agrees to remise, release, waive, and forever discharge the Company and its subsidiaries and affiliates, and their respective officers, directors, managers, employees, agents, stockholders, members, partners, and equityholders, and the respective predecessors, successors, and assigns of each of them (collectively, the “Company Releasees”) from any and all manner of actions and causes of action, suits, debts, claims, demands, or any right to monetary recovery or any personal or individual relief whatsoever, in law and in equity, known and unknown, suspected and unsuspected, that he ever had, now has, or hereafter may have, by reason of any action, omission, matter, cause, or thing whatsoever, up to and including each date he executes this Agreement, and particularly, but without limitation of the foregoing general terms, claims for notice, pay in lieu of notice, wrongful dismissal, severance pay (except as specified in Section 2 hereof), overtime pay, incentive compensation, vacation pay, or any other claims arising from or relating in any way to wages, hours, the Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, or the termination of that relationship, including, but not limited to, any claims or actions arising out of agreements, representations or policies related to his employment, and claims for wrongful termination, misrepresentation, personal injury, emotional distress, defamation, invasion of privacy, unjust enrichment, breach of contract (oral, written or implied), interference with contractual or advantageous relations, other torts, violation of the covenant of good faith and fair dealing, any claims or actions arising under any and all of the following laws (as in effect or amended): the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., Title VII of the Civil

Rights Act of 1964, 42 U.S.C. §§ 2000-e et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the federal statutes at 42 U.S.C. §§ 1981 & 1981a, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Families First Coronavirus Response Act, Pub. Law 116–127, the CARES Act, Pub. Law 116-136, the Wisconsin Fair Employment Act, Wisconsin AIDS Testing Discrimination Law, Wisconsin Personnel Records Statute, Wisconsin Family and Medical Leave Act, Wisconsin Minimum Wage Law, Wisconsin Wage Payments, Claims and Collections Law, Wisconsin WARN Act, Wisconsin Cessation of Health Care Benefits Law, Wisconsin Employment Peace Act, as well as any claim or right under the Employment Agreement, the KEESA, or any other agreement with the Company or its current or prior subsidiaries or affiliates, all as amended, and any other federal, state or local constitutional, statutory or common law claims, including, but not limited to, claims under federal, state, or local laws prohibiting employment discrimination, including any claims for attorneys’ fees and costs, but in each case excluding the following (collectively, the “Excluded Matters”): (i) rights to any payments and benefits under this Agreement; (ii) rights to continued health coverage under COBRA and similar state laws; (iii) any claim or right to unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iv) any medical claim incurred during employment that is payable under applicable medical plans or an employer-insured liability plan; (v) rights to indemnification pursuant to Section 8 below and under any directors and officers insurance with respect to the Executive’s service to the Company in such capacity; (vi) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (vii) rights pertaining to any capital stock of the Company held directly or indirectly by the Executive and any contracts and agreements pertaining thereto; (viii) any claim or right that may arise after the execution of this Agreement; and (ix) any claim that is not otherwise waivable under applicable law. The Executive acknowledges that he has not made any claims or allegations related to sexual harassment or sexual abuse, and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.
5.    Reports to Government Entities. Nothing in this Agreement or any other agreement with the Executive restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. However, the Executive is waiving his right to receive any individual monetary relief from the Company or any other Company Releasees resulting from such claims released and waived in

Section 4 above, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of the Company to engage in conduct protected by this Section 5, and the Executive does not need to notify the Company that he has engaged in such conduct. Please take notice that federal law provides that: (a) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement with the Executive prohibits or creates liability for any such protected conduct.
6.    Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to the Executive by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person or entity shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
7.    Cooperation. The Executive agrees that upon the Company’s reasonable notice to the Executive, the Executive shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters the Executive has knowledge about or has been involved with during his employment with the Company (subject to Section 5). In the event that such cooperation is required, the Executive will be reimbursed for any reasonable travel expenses incurred in connection therewith in accordance with the Company’s travel and business expense reimbursement policy.
8.    Indemnification. The Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold the Executive harmless, to the fullest extent permitted by the laws of the State of Wisconsin, from and against all costs, charges, and expenses (including reasonable attorneys’ fees), and shall, consistent with the laws of the State of Wisconsin, provide for the reimbursement of expenses, incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer or employee of the Company or any of its affiliates or employee benefit plans. Such reimbursement shall be made promptly (but in no event later than the end of the calendar year following the year in which the expense was incurred) following the Executive’s written request to the Company for reimbursement. The provisions of this Section 8 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, a vote of stockholders or directors, or otherwise. The provisions of this Section 8 shall survive the termination of this Agreement for any reason.
9.    No Additional Entitlements. The Executive agrees and represents that other than as provided for in this Agreement, the Executive has received all entitlements due from the Company relating to his employment with the Company including, without limitation, all wages earned, including, without limitation, all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which the Executive is eligible and entitled, and that no other entitlements are due to the Executive other than as set forth in this Agreement.
10.    No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained, except with respect to the COBRA Reimbursements.
11.    Miscellaneous.
(a)    Tax Withholding. The Company shall be eligible to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation, or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction. In addition, if prior to the date of payment of the Separation Payment or other deferred compensation payments or benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Separation Payment shall be reduced accordingly.
(b)    Section 409A. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. All payments to be made upon the Executive’s separation from, or termination of, employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.
(c)    Entire Agreement. Upon the Execution Date, this Agreement, together with the terms of the Employment Agreement incorporated herein by reference, the waiver agreement attached hereto as Exhibit A and incorporated herein by reference, and the Outstanding Awards, as modified herein, set forth the complete understanding and agreement between the Executive and the Company with respect to the subject matter herein and therein and supersede any and all prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to the subject matter, including, without limitation, the Employment Agreement (except as incorporated herein by reference) and the KEESA.
(d)    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. Any legal suit, action, or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Wisconsin, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action, or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action, or proceeding.
(e)    Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
(f)    Modification; Waiver. This Agreement may not be modified or waived, except by written instrument duly executed by the Executive and the Company.
(g)    Assignment; Binding Effect. This Agreement may be assigned by the Company to, be binding upon and inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, and such successor shall assume the Company’s obligations under this Agreement. This Agreement shall be binding upon the Executive and the Executive’s estate and beneficiaries, and shall inure to the benefit of the Executive’s estate and beneficiaries.
(h)    Breach. The Executive acknowledges and agrees that if the Executive breaches his obligations to the Company or any Company Releasee set forth in Sections 3 and 4 of this Agreement, such breach would cause serious and irreparable damage to the Company and its subsidiaries and affiliates. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Section 3 or 4, the Company may seek, in addition to and without limiting any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach. Additionally, in the event of a material breach of the Employment Agreement Obligations or an Award Agreement Obligation by the Executive, as reasonably determined in good faith by the Compensation Committee of the Board, which breach is not cured by the Executive (to the extent curable) to the reasonable, good faith satisfaction of the Compensation Committee of the Board within 10 business days after receipt of written notice thereof from the Company, then (i) the Executive shall forfeit any Outstanding Awards, whether vested or unvested, and forfeit the right to receive, or to the extent received shall repay, the Separation Payment and the COBRA Reimbursements, and (ii) the Company will be entitled to recover any shares (either the actual shares or the value or current value thereof as provided in the applicable Award Agreement) delivered to the Executive under any Outstanding Award.
(i)    Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
(j)    Headings. Section headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.
(k)    Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be sent by nationally recognized overnight courier or mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Fiserv, Inc., Attention: Secretary, 255 Fiserv Drive, Brookfield, Wisconsin 53045, or if to the Executive, to the most recent address shown on the records of the Company, or to such other address as the party to be notified shall have theretofore given to the other party in writing.
12.    Acknowledgment. The Executive acknowledges and agrees as follows:
(a)    The Executive has read the terms of this Agreement and understands its terms and effects, including the fact that the Executive is hereby releasing and forever discharging the Company Releasees from any action, omission, matter, cause, or thing whatsoever, up to and including each date he executes this Agreement, other than as related to the Excluded Matters;
(b)    The Company advises the Executive to consult with an attorney concerning this Agreement, and the Executive has consulted with an attorney of his choosing prior to signing this Agreement;
(c)    Neither the Company nor its agents, representatives, employees, or attorneys have made any representations to the Executive concerning the terms or effects of this Agreement other than those expressly contained herein; the Executive’s execution and delivery of this Agreement is based upon his and his legal counsel’s independent review of this Agreement; and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Agreement which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company or any of its representatives that are not contained in the express terms of this Agreement;
(d)    The Company has provided the Executive with at least 21 days in which to consider whether to sign this Agreement (in each case, after initially receiving it and after the Separation Date);
(e)    To accept this Agreement, the Executive must sign it twice with the intent to be legally bound – once within 21 days following receipt of this Agreement and a second time upon or within 21 days following the Separation Date;
(f)    The Executive has signed this Agreement voluntarily and knowingly in exchange for consideration that the Executive acknowledges is adequate and satisfactory to the Executive;
(g)    Changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the 21-day consideration periods provided for in Section 13(d) above;
(h)    The Executive understands:
(i)    that this Agreement will not be effective or enforceable until eight days after the Executive signs it with the First Signature (without revoking it as provided below); that it may be revoked by the Executive within the intervening seven-day period by either delivering a signed revocation notice to the undersigned signatory for the Company or mailing such notice to the undersigned signatory for the Company so that it is postmarked no later than seven days after the date of the Executive’s First Signature; and that if he timely revokes it, it shall be null and void in its entirety; and
(ii)    that, after signing this Agreement a second time with the Second Signature, the Executive may revoke such Second Signature and his renewed agreement thereby within the seven-day period after the date of such Second Signature by either delivering a signed revocation notice to the undersigned signatory for the Company or mailing such notice to the undersigned signatory for the Company so that it is postmarked no later than seven days after the date of the Executive’s Second Signature; that such Second Signature and the renewed waiver and release of claims pursuant to Section 4 granted thereby up to and including the Second Signature date will not be effective or enforceable until eight days after the Executive signs it with the Second Signature (without revoking it as provided herein); and that if he timely revokes such Second Signature, such updated waiver and release of claims through and including the Second Signature date shall be null and void and the Executive shall not receive any of the payments or benefits provided under Section 2 above, but the Agreement shall otherwise remain in effect, including without limitation the waiver and release of claims pursuant to Section 4 granted by the Executive’s First Signature; and
(i)    In exchange for the Executive’s waivers, releases and commitments set forth herein, including the waiver and release of all claims arising under the ADEA, the benefits that the Executive is receiving pursuant to Section 2 hereof exceed any payment, benefit or other thing of value to which the Executive would otherwise be entitled, including under the Employment Agreement, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the eight day following the date of the Executive’s signature below.

Fiserv, Inc.

By:	/s/ Lynn S. McCreary
Lynn S. McCreary
Chief Legal Officer and Secretary

Date:	May 7, 2020
UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Jeffery W. Yabuki
Jeffery W. Yabuki

Date:	May 7, 2020
(To Be Signed First Within 21 Days of Receiving This Agreement)

TO BE SIGNED AGAIN ON OR WITHIN TWENTY-ONE DAYS AFTER THE SEPARATION DATE:

I hereby reaffirm the terms of the Agreement. I agree to all terms of the Agreement as of the date of the signature below:

Jeffery W. Yabuki

Date:

[SIGNATURE PAGE TO TRANSITION AGREEMENT
FOR JEFFERY W. YABUKI]